EXHIBIT 3.3

ARTICLES OF AMENDMENT

STATEMENT PURSUANT TO SECTION 10-602

of

Series A Convertible Preferred Stock

No Par Value per Share

of

AURIOS INC.

an Arizona corporation

AURIOS INC., a corporation organized and existing under the laws of the State of Arizona does hereby submit this Articles of Amendment - Statement Pursuant to Section 10-602 as follows:

1. Name: The name of the Corporation is:

AURIOS INC.

2. The text of the resolution determining the terms of the class or series of shares:

Attached hereto as Exhibit A and by this reference incorporated herein.

3. Date of adoption:

The Resolution was adopted by all of the Directors of the Corporation, effective October 2, 2007.

4. Statement of Due Adoption:

The Resolution has been duly adopted by the Corporation’s Board of Directors and has not been amended, modified, rescinded or superseded and remains in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment—Statement to be executed, delivered and filed to be effective as of October 2, 2007.

AURIOS INC., an Arizona corporation

By	/s/ Paul Attaway
Name:	Paul Attaway
Title:	President/Chief Executive Officer

By	/s/ Timothy Louis
Name:	Timothy Louis
Title:	Secretary

EXHIBIT A

RESOLUTION OF THE BOARD OF DIRECTORS OF

AURIOS INC.

PURSUANT TO SECTION 10-602 OF THE ARIZONA REVISED STATUTES

BE IT RESOLVED, pursuant to the authority granted and vested in the Board of Directors, a series of Preferred Stock be, and hereby is, created and shall have the distinctive serial designation of Series A Convertible Preferred Stock, no par value per share (the “Series A Shares”);

FURTHER RESOLVED, that the number of Series A Shares created hereby shall be five hundred six thousand (506,000); and

FURTHER RESOLVED, that the terms and issuance and the powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, restrictions and other distinguishing characteristics of the Series A Shares shall be as follows and be deemed to be included in and be a part of the Articles of Incorporation of the Corporation pursuant to the provisions of the Arizona Business Corporation Act (the “ABCA”):

Part 1 - Voting Rights

1.1 Except as otherwise provided herein, in the Articles of Incorporation (the “Articles”), Bylaws of the Corporation (the “Bylaws”) or the ABCA, the holders of Series A Shares, by virtue of their ownership thereof, shall be entitled to vote on any matter submitted to the Corporation’s shareholders. The holders of Preferred Stock will have the same number of votes on such matters as if they had converted their Preferred Stock into Common Stock. In addition, the holders of the Series A Shares will have the right to vote on certain matters affecting the rights of holders of the Series A Shares. The affirmative vote of the holders of a majority of the outstanding Series A Shares, together with the holders of any shares of any other series of preferred stock outstanding, voting as a class, shall be required to authorize any amendment to the Articles or Bylaws which would affect adversely the holders of the preferred stock outstanding. The affirmative vote of a majority of the outstanding Series A Shares, voting separately from any other series of preferred stock, shall be required to amend the Articles, Bylaws or the resolutions establishing the Series A Shares so as to adversely affect the rights, powers or preferences of the Series A Shares, including, without limitation, any action that would (i) authorize any additional class of stock equal to, senior to, or ranking prior to the Series A Shares with respect to dividends or distributions of assets on liquidation; (ii) increase or decrease the par value of the Series A Shares; (iii) effect an exchange, reclassification or cancellation of all or part of the Series A Shares; (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class or series of Series A Shares; (v) change Series A Shares into the same or different number of shares, either with or without par value, of the same class or another class or classes; or (vi) cancel or otherwise affect dividends on the

Series A Shares that have accrued but have not been declared. The creation or issuance of any other series of existing authorized preferred stock ranking on a parity with the Series A Shares as to dividends or distribution of assets on liquidation shall not be deemed to adversely affect the rights of the Series A Shares. The Series A Shares shall be entitled to vote as a class, together with the holders of any shares of any other series of preferred stock outstanding, on any additional matters required to be submitted to the shareholders under the ABCA.

Part 2 - Liquidation Rights

2.1 If the Corporation is voluntarily or involuntarily liquidated, dissolved or wound up at any time when any Series A Shares shall be outstanding, the holders of the then outstanding Series A Shares shall have a preference in distribution of the Corporation’s property available for distribution to the holders of the Common Stock equal to $0.25 per Series A Share, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution. Distributions of assets to the holders of the Series A Shares pursuant to this Section 2.1 shall be made prior to the distribution of any assets to the holders of Common Stock or any class or series of preferred stock issued subsequent to the Series A Shares.

2.2 The holders of the Series A Shares shall share ratably with the holders of any other series of preferred stock in any other distribution of other assets of the Corporation. No payment on account of such liquidation or dissolution or winding up of the affairs of the Corporation shall be made to the holders of any other series of preferred stock ranking on parity with the Series A Shares in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series A Shares like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

2.3 After payment of the full amount of the liquidating distribution to which the holders of the Series A Shares are entitled pursuant to Sections 2.1 and 2.2, the holders of the Series A Shares shall not be entitled to any further participation upon any distribution of assets of the Corporation.

2.4 The foregoing liquidation rights shall not be operative in the event of (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of a successor corporation or creation of a successor partnership, or (iii) a sale or other disposition of all or substantially all of the Corporation’s assets to another corporation or partnership if, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving corporation or the articles of partnership of the resulting partnership, or otherwise, for the protection of the rights of the holders of the Series A Shares.

Part 3 - Dividends

3.1 Holders of record of Series A Shares shall be entitled to receive dividends, out of funds legally available therefor and to the extent permitted by law, as declared from time to time by the Board of Directors.

3.2 Dividends shall be payable in arrears as set forth in Sections 3.3 and 3.4 at the rate declared by the Board of Directors for each full calendar quarter, which will end on the last day of December, March, June and September of each calendar year, to the holders of record of the Series A Shares as they appear in the securities register of the Corporation on such record dates not more than sixty (60) nor less than ten (10) days preceding the foregoing payment dates, as fixed by the Board.

3.3 Dividends will accrue and be payable at the option of the holder in shares of Common Stock or cash on a quarterly basis. The price of the Common Stock issuable in payment of the dividends will be valued at $0.25 per share. The Corporation shall provide written notice to each holder of the Series A Shares at least ten (10) days prior to the record date to determine whether the holder desires to receive the dividend in shares of Common Stock or in cash. Such notice will include a calculation of the quarterly dividend due to the holder of the Series A Shares and the price at which the Common Stock will be valued for purposes of paying the dividend, as determined by the Board of Directors. The holder will have a period of ten (10) days from the record date to inform the Corporation in writing of the holder’s decisions to receive cash or shares of Common Stock. Within twenty (20) days of the record date, the Corporation will instruct the transfer agent for its Common Stock to issue shares of Common Stock or will pay the dividend in cash.

3.4 The dividends on the Series A Shares, if and when declared, shall be cumulative. The dividends will be payable quarterly on the 15th day of each January, April, July and October after declaration. No dividends or other distributions shall be paid or set aside for payment on the Common Stock until full cumulative dividends on all outstanding Series A Shares shall have been paid or declared and set aside for payment. The dividends on the Series A Shares shall be declared prior to declaration of any dividends on the Common Stock or on any other series of preferred stock issued after the Series A Shares. The holders of the Series A Shares will also receive any dividends declared on the Common Stock as if they had converted their Series A Shares into Common Stock immediately prior to such event.

3.5 If the Corporation fails to pay dividends on the Series A Shares after they have been declared by the Board of Directors, the holders of the Series A Shares shall be entitled to vote, as a class, to elect a director during that period in which there is a default in the payment of such dividends on the Series A Shares. Such director shall be appointed to fill a vacancy created by the Board of Directors increasing the number of directors of the Corporation. Upon such a default, the Corporation shall, within sixty (60) days, give notice as required by law, and convene a meeting for the election of the new director. Such director shall be elected at a special or annual shareholders’ meeting and at each annual meeting thereafter until all accumulated dividends on the Series A Shares shall have been fully paid. Notwithstanding the payment of accumulated dividends, the director so elected will continue to serve the remainder of the then current term.

Part 4 - Redemption

4.1 The Series A Shares are redeemable, at the option of the Corporation, in whole or in part, on or after the second anniversary of the date of issuance, plus all accrued but unpaid dividends, on the following basis:

4.1.1 $0.30 per share if redeemed on or after the second anniversary of the date of issuance;

4.1.2 $0.35 per share if redeemed on or after the third anniversary of the date of issuance; and

4.1.3 $0.40 per share if redeemed on or after the fourth anniversary of the date of issuance.

The Corporation may offer redemption to the holders of the Series A Shares only if (i) it has not succeeded in having a registration statement declared effective as filed under Part 7, “Registration Rights,” respecting the Common Stock underlying the Series A Shares, or (ii) a liquidity event has occurred, such as a merger, reorganization, acquisition or sale of all or substantially all of the assets of the Company to a third party.

4.2 The Corporation shall mail the written notice (the “Redemption Notice”) to each holder of record of Series A Shares at least fifteen (15) but not more than thirty (30) days prior to any date stipulated by the Corporation for the redemption of Series A Shares (the “Redemption Date”). The Redemption Notice shall state (i) the Redemption Date of such Series A Shares; (ii) the number of Series A Shares to be redeemed from the holder to whom the Redemption Notice is addressed; (iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of Series A Shares to be redeemed from such holder; and (iv) instructions as to how to specify to the Corporation the number of Series A Shares to be redeemed as provided in this Part 4 and the number of Series A Shares to be converted into Common Stock as provided in Part 5 hereof.

4.3 Upon receipt of the Redemption Notice, any Eligible Holder, as defined in Section 5.2 hereof, shall have the option, at its sole election, to specify what portion of its Series A Shares called for redemption in the Redemption Notice shall be redeemed as provided in this Part 4 or converted into Common Stock in the manner provided in Part 5 hereof, except that, notwithstanding any provision of such Part 5 to the contrary, any Eligible Holder shall have the right, for a period of thirty (30) days after receipt of the Redemption Notice, to convert into Common Stock that number of Series A Shares called for redemption in the Redemption Notice.

4.4 On or before the Redemption Date in respect of any Series A Shares, each holder of such shares shall surrender the required certificate or certificates representing such Series A Shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such Series A Shares shall be made payable, in the manner provided in Section 5.5 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. If a certificate is surrendered and all the Series A Shares evidenced thereby are not being redeemed, as described below, the Corporation shall cause the Series A Shares that are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered certificate(s) and deliver a new certificate(s) to such person representing the number of Series A Shares not being surrendered for redemption.

4.5 On or before the Redemption Date in respect of any Series A Shares, the Corporation shall deposit with any bank or trust company having a capital and surplus of at least U.S. $100,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all such Series A Shares called for redemption (less the aggregate Redemption Price for those Series A Shares in respect of which the Corporation has received notice from the Eligible Holder thereof of its election to convert Series A Shares into shares of Common Stock), with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their certificate(s). The deposit shall constitute full payment for the Series A Shares to the holders, and from and after the date of the deposit the redeemed Series A Shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such Series A Shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payments of the Redemption Price of the Series A Shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of Series A Shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their Series A Shares only from the Corporation.

Part 5 - Conversion

5.1 The Series A Shares are convertible at the option of the holder, commencing ninety (90) days after issuance, into Common Stock at a price of $0.25 per share (the “Conversion Price”). Each Series A Share shall be valued at $0.25 per Share (the “Value”), and, if converted, each Series A Share shall be converted into the number of shares of Common Stock (the “Conversion Shares”) which is obtained by dividing the aggregate Value of the Series A Shares being so converted by the Conversion Price, subject to adjustment under the provisions of this Part 5. The Conversion Price shall be reduced to the price of any Common Stock sold to any third party in a private placement by the Corporation after the issuance of the Series A Shares at a lower price than the original Conversion Price while the Series A Shares are outstanding. If the Corporation has an effective registration statement with respect to the Common Stock underlying the Series A Shares, the Corporation can cause the holders of the Series A Shares to convert them into Common Stock ten (10) days within notice and without any action on the part of the holder.

5.2 The conversion right granted by Section 5.1 hereof may be exercised only by a holder (the “Eligible Holder”) of Series A Shares, in whole or in part, who surrenders the certificate or certificates representing the Series A Shares to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole shares of Common Stock as shall be computed by dividing the aggregate Value of the Series A Shares so surrendered by the Conversion Price in effect at the date of the conversion. At the time of conversion of a Series A Share, the Corporation shall pay in cash to the Eligible Holder thereof an amount equal to all unpaid dividends, if any, accrued thereon to the date of conversion, or, at the Corporation’s option, issue that number of whole shares of Common Stock equal to the amount of such unpaid dividends divided by the Conversion Price, whether or not such dividends have been declared by the Board. Each Series A Share certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series A Shares granted herein (i) certificates representing the shares of Common Stock purchased by virtue of such exercise shall be delivered to the Eligible Holder within three (3) business days of notice of conversion, and (ii) unless the Series A Shares have been fully converted, a new certificate representing the Series A Shares not so converted, if any, shall also be delivered to such holder within three (3) business days of notice of conversion. Any Eligible Holder may exercise its right to convert the Series A Shares by telecopying an executed and completed Notice of Conversion to the Corporation, and within seventy-two (72) hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series A Shares to the Corporation by express courier. Each date on which a Notice of Conversion is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a conversion date. The Corporation will transmit the Common Stock certificates issuable upon conversion of any Series A Shares, together with the certificates representing the Series A Shares not so converted, to the Eligible Holder via express courier within three business days after the conversion date if the Corporation has received the original Notice of Conversion and certificates respecting the Series A Shares being so converted by such date.

5.3 All Common Stock that may be issued upon conversion of Series A Shares will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series A Shares are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of conversion into Common Stock of all Series A Shares then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series A Shares shall be proportionately increased.

5.4 The number of shares of Common Stock issued upon conversion of Series A Shares and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

5.4.1 Change of Designation of the Common Stock or the rights, privileges, restrictions and conditions in respect of the Common Stock or division of the Common Stock into series. In the case of any amendment to the Articles to change the designation of the Common Stock or the rights, privileges, restrictions or conditions in respect of the Common Stock or division of the Common Stock into series, the rights of the holders of the Series A Shares shall be adjusted so as to provide that upon conversion thereof the holder of the Series A Shares being converted shall procure, in lieu of each share of Common Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by the holder of one share of Common Stock issuable upon such conversion had conversion occurred immediately prior to such designation, change or division. The Series A Shares shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Part 5. The provisions of this subsection 5.4.1 shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

5.4.2 If the Corporation, at any time while any Series A Shares are outstanding, shall amend the Articles so as to change the Common Stock into a different number of shares, the Conversion Price shall be proportionately reduced, in case of such change increasing the number of shares of Common Stock, as of the effective date of such increase, or if the Corporation shall take a record of holders of its Common Stock for the purpose of such increase, as of such record date, whichever is earlier, or the Conversion Price shall be proportionately increased, in the case of such change decreasing the number of shares of Common Stock, as of the effective date of such decrease, or if the Corporation shall take a record of holders of its Common Stock for the purpose of such decrease, as of such record date, whichever is earlier.

5.4.3 If the Corporation, at any time while any Series A Shares are outstanding, shall pay a dividend payable in Common Stock, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend (or if no such record is taken, as of the date of payment of such dividend), to that price determined by multiplying the Conversion Price therefor in effect by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend (plus, in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend).

5.5 Whenever the Conversion Price shall be adjusted pursuant to Section 5.4 hereof, the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to each holder of Series A Shares at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each such holder promptly after each adjustment.

5.6 No fractional shares of Common Stock shall be issued in connection with any conversion of Series A Shares, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

5.7 No Series A Shares which have been converted into Common Stock shall be reissued by the Corporation; provided, however, that each such Series A Share, after being retired and canceled, shall be restored to the status of an authorized but unissued Preferred Stock without designation as to series and may thereafter be issued as Preferred Stock not designated a Series A Share.

Part 6 - Parity Among Series A Shares

6.1 If any cumulative dividends or accounts payable or return of capital in respect of any outstanding Series A Shares and any parity securities are not paid in full, the owners of all of the Series A Shares shall participate ratably in respect of accumulated dividends and return of capital.

Part 7 - Registration Rights

7.1 The Corporation will file a registration statement to register the Conversion Shares under the Securities Act of 1933, as amended (“the Securities Act”), and applicable state securities laws within one hundred twenty (120) days after the conclusion of the offering of the Series A Shares by the Corporation. After such registration statement is declared effective, the Corporation will keep it effective for the shorter of one year or until the holders can make use of Rule 144 under the Securities Act.

Part 8 - Amendment

8.1 In addition to any requirement for a series vote pursuant to the ABCA in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series A Shares, except as provided pursuant to Section 5.1 hereof, the rights, privileges, restrictions and conditions attaching to the Series A Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of the holders of the Series A Shares or written consent by the holders of a majority of the Series A Shares then outstanding.